Exhibit 99.1

Altavista, VA July 27, 2012 - Pinnacle Bankshares Corporation (OTCBB:PPBN), the one-bank holding company (the “Company”) for First National Bank (the “Bank”), reported net income today of $212,000 or $0.14 per basic and diluted share for the quarter ended June 30, 2012, and $690,000 or $0.46 per basic and diluted share for the six months ended June 30, 2012. These 2012 net income levels represent an improvement over net income generated of $107,000 or $0.07 per basic and diluted share and $233,000 or $0.16 per basic and diluted share, respectively, for the same periods of 2011. Quarterly consolidated results are unaudited.

Profitability as measured by the Company’s return on average assets (“ROA”) was 0.40% for the six months ended June 30, 2012, which is an increase over the 0.14% generated during the first six months of 2011. Correspondingly, return on average equity (“ROE”) for the six months ended June 30, 2012 improved to 5.04% as compared to 1.75% generated for the same time period of the prior year.

“We are pleased to report improved earnings for the first half of 2012 as net income rose 196% compared to the first half of 2011. The increase was primarily due to lower provision for loan losses, which was made possible by a significant decrease in net charge-offs associated with problem loans.” stated Aubrey H. Hall, III, President and Chief Executive Officer for both the Company and the Bank.

The company produced net interest income of $5,848,000 for the first half of 2012, which was below the $5,904,000 generated for the same period of 2011. Interest income decreased approximately 5% or $391,000 to $7,847,000, while interest expense was down an estimated 14% or $335,000 to $1,999,000. The decreases in interest income and expense were attributable to decreases in yields, as loan and deposit volume are up slightly from 2011. Consequently, the net interest margin decreased nine basis points to 3.60% for the first half of 2012 compared to the first half of 2011. Over the past twelve months, the cost to fund earning assets has fallen 23 basis points to 1.22% while yield on earning assets has fallen 32 basis points to 4.82%, resulting in a slightly decreased net interest margin and net interest income. Per Mr. Hall, “We continue to focus on achieving a balance between being fair to our loyal deposit base, while managing lower yields on loans and investments available in this environment.”

The Company’s provision for loan losses was $635,000 for the first half of 2012 compared to $1,382,000 for the first six months of 2011. For the second quarter the provision was $467,000 compared to $709,000 for the same time period of the prior year. The decreases in provision were mainly due to net loan charge-offs being approximately 48% lower as of June 30, 2012 compared to June 30, 2011 as well as lower levels of criticized and classified loans. Mr. Hall commented, “Our aggressive approach to the timely resolution problem loans continues to be a top priority”.

Noninterest income increased $178,000 or approximately 12% to $1,712,000 for the first half of 2012 compared to $1,534,000 for the same period of 2011. This increase in noninterest income was primarily driven by higher fee income generated through sales of mortgage loans as the Bank has experienced appreciably more mortgage activity during 2012 compared to the first half of the prior year. This increase was partially offset by a decrease in commissions and fees from investment and insurance sales.

Noninterest expense increased $159,000 or approximately 3% to $5,902,000 for the first half of 2012 compared to $5,743,000 for the same period of 2011. The increases in noninterest expense in 2012 compared to 2011 have been attributed to increases in advertising expenses associated with the Bank’s enhanced marketing campaign and losses associated with nonperforming loans, which has been partially offset by decreases in FDIC premiums.

Total assets at June 30, 2012 were $343,924,000, up $1,440,000 from $342,484,000 at December 31, 2011. The principal components of the Company’s assets at the end of the period were $267,842,000 in net loans, $36,411,000 in cash and cash equivalents and $25,505,000 in securities. During the first half of 2012, net loans increased slightly by $719,000 from $267,123,000 at December 31, 2011. Cash and cash equivalents decreased approximately 3% or $1,136,000 from $37,547,000 at December 31, 2011, and investment securities increased approximately 3% or $736,000 from $24,769,000 at December 31, 2011.

Total liabilities at June 30, 2012 were $316,184,000, up $647,000 from $315,537,000 at December 31, 2011, primarily as a result of an increase in demand deposits of $1,928,000 or approximately 6% and an increase in savings and NOW accounts of $3,090,000 or approximately 2%. These increases were partially offset by a decrease in time deposits of $4,024,000 or approximately 3% from December 31, 2011. The decrease in time deposits was a result of the Bank’s increased focus on attracting more core deposit relationships in an effort to decrease its time deposit dependency.

Total stockholders’ equity at June 30, 2012 was $27,740,000 including $23,671,000 in retained earnings. At December 31, 2011, total stockholders’ equity was $26,947,000 including $22,981,000 in retained earnings. The Bank continues to be well capitalized by all regulatory standards and has not received any TARP funding.

The Bank’s allowance for loan losses was $4,013,000 as of June 30, 2012, which represents 1.48% of total loans outstanding, compared to $4,015,000, or 1.48% of total loans outstanding, as of December 31, 2011.

Nonperforming assets (including nonaccruing loans, accruing loans more than 90 days past due and foreclosed assets) totaled $7,711,000, or 2.24% of total assets, as of June 30, 2012, versus $5,356,000, or 1.56% of total assets, at December 31, 2011. Per Bryan M. Lemley, Chief Financial Officer of both the Company and the Bank, “The increase in our nonperforming assets during the second quarter was not totally unexpected as we continue to move forward with our credit quality improvement plan. We remain cautiously optimistic that our efforts will result in improved credit quality during in the second half of 2012 and lead to further improved profitability,” stated Bryan M. Lemley, Chief Financial Officer of both the Company and the Bank.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of First National Bank serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Bedford, Amherst and the City of Lynchburg. The Company currently operates two branches in the Town of Altavista, one branch in the Village of Rustburg, one branch on Timberlake Road and one branch on Wards Road in Campbell County, one branch in the Town of Amherst, one branch in the City of Lynchburg and one branch in Bedford County at Forest. First National Bank is in its 104th year in operation.

On July 9, 2012, the Bank opened a temporary location in the Town and Country Shopping Plaza in Altavista to replace the Vista Branch Office that was destroyed by fire on April 10, 2012. First National Bank’s Board of Directors has approved moving forward with rebuilding a permanent facility to replace the Vista Branch to better serve the Altavista community, its clients and its employees.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. Any statements contained herein that are not historical facts are forward-looking and are based on current assumptions and analysis by the Company. These forward-looking statements may include, but are not limited to, statements regarding the credit quality of our asset portfolio in future periods, the expected losses of nonperforming loans in future periods, returns and capital accretion during future periods, and future operating results and business performance. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management's expectations include, but are not limited to, the effectiveness of management’s efforts to improve asset quality and collections and control operating expenses, management’s efforts to minimize losses related to nonperforming loans, changes in: interest rates, general economic and business conditions, declining collateral values, especially real estate, the real estate market, the legislative/regulatory climate, including the effect that the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and regulations adopted thereunder may have on us, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System and any policies or programs implemented pursuant to the Emergency Economic Stabilization Act of 2008, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows and funding costs, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our views as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(6/30/2012, 3/31/2012 and 6/30/2011 results unaudited)

(In thousands, except ratios, share and per share data)

	3 Months Ended	3 Months Ended	3 Months Ended
Income Statement Highlights	6/30/2012	3/31/12	6/30/2011
Interest Income	$3,904	$3,943	$4,122
Interest Expense	998	1,001	1,117
Net Interest Income	2,906	2,942	3,005
Provision for Loan Losses	467	168	709
Noninterest Income	935	777	810
Noninterest Expense	3,063	2,839	2,964
Net Income	212	478	107
Earnings Per Share (Basic and Diluted)	0.14	0.32	0.07

	6 Months Ended	Year Ended	6 Months Ended
Income Statement Highlights	6/30/2012	12/31/2011	6/30/11
Interest Income	$7,847	$16,517	$8,238
Interest Expense	1,999	4,426	2,334
Net Interest Income	5,848	12,091	5,904
Provision for Loan Losses	635	2,227	1,382
Noninterest Income	1,712	3,253	1,534
Noninterest Expense	5,902	11,544	5,743
Net Income	690	1,063	233
Earnings Per Share (Basic and Diluted)	0.46	0.71	0.16

Balance Sheet Highlights	6/30/2012	12/31/2011	6/30/2011
Cash and Cash Equivalents	$36,411	$37,547	$25,519
Total Loans	271,855	271,138	271,594
Total Investment Securities	25,505	24,769	29,177
Total Assets	343,924	342,484	335,502
Total Deposits	311,387	310,393	304,915
Total Liabilities	316,184	315,537	308,579
Stockholders’ Equity	27,740	26,947	26,923
Shares Outstanding	1,507,589	1,496,589	1,496,589

Ratios and Stock Price	6/30/2012	12/31/2011	6/30/2011
Gross Loan-to-Deposit Ratio	87.30%	87.35%	89.07%
Net Interest Margin (Year-to-date)	3.60%	3.72%	3.69%
Liquidity	16.60%	17.33%	15.03%
Efficiency Ratio	78.12%	75.17%	77.14%
Return on Average Assets (ROA) (Year-to-date)	0.40%	0.31%	0.14%
Return on Average Equity (ROE) (Year-to-date)	5.04%	3.95%	1.75%
Leverage Ratio (Bank)	8.83%	8.56%	8.42%
Tier 1 Risk-based Capital Ratio (Bank)	10.69%	10.53%	10.11%
Total Capital Ratio (Bank)	11.94%	11.79%	11.37%
Stock Price	$9.23	$8.16	$6.75
Book Value	$18.40	$18.01	$17.99

Asset Quality Highlights	6/30/2012	12/31/2011	6/30/2011
Nonaccruing Loans	$5,407	$4,708	$6,140
Loans 90 Days or More Past Due and Accruing	13	3	160
Total Nonperforming Loans (Impaired Loans)	5,420	4,711	6,300
Other Real Estate Owned (OREO) (Foreclosed Assets)	2,291	645	1,058
Total Nonperforming Assets	7,711	5,356	7,358
Nonperforming Loans to Total Loans	1.99%	1.74%	2.32%
Nonperforming Assets to Total Assets	2.24%	1.56%	2.19%
Allowance for Loan Losses	$4,013	$4,015	$4,196
Allowance for Loan Losses to Total Loans	1.48%	1.48%	1.54%
Allowance for Loan Losses to Nonperforming Loans	74.04%	85.23%	66.60%

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-477-5882 or bryanlemley@1stnatbk.com